Form 4

1.  Hough, William R.
        One Beach Drive S.E.  #1002
        St. Petersburg, FL  33701

2.  Republic Bancshares, Inc. (REPB)

3.  ###-##-####

4.  04/99

5.

6.  Director and 10% Owner

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Common Stock
        Common Stock
        Common Stock
        Common Stock
        Common Stock
        Common Stock


2.  03/02/99


3.  Code G


4.     11,150 (amount),   D


5.     3,174,691 	6. D	  7. --
             29,600	     I	     by spouse
             40,000	     I	     by Corporation (WRH Mortgage)
               5,600     	     I              by Corporation (Royal Palm)
             85,798	     I	      by Corporation (William R. Hough & Co.)
           105,400	     I	      by Trust (Hough Family)





Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Convertible Preferred
        Convertible Preferred
        Convertible Preferred
        Common Stock Option



2.  --
        --
        --
        28.937


3.

4.

5.

6.

7.

8.

9.     28,000
        12,000
        20,000
          5,000

10.    D
         I
         I
         D


11.   --
        by spouse
        by corporation (WRH Mortgage)
        --



  /s/  William R. Hough      4/8/99